EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Bion Environmental Technologies, Inc. (the “Company”) of our report dated September 19, 2016 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) on the June 30, 2016 consolidated financial statements of the Company, which report appears in the Annual Report on Form 10-K of Bion Environmental Technologies, Inc. and subsidiaries for the year ended June 30, 2017.

/s/ GHP HORWATH, P.C.

Denver, Colorado
September 26, 2017